Exhibit 99.1
ACKNOWLEDGEMENT AND WAIVER
This Acknowledgement and Waiver Agreement (“Agreement”) is executed on December 29, 2008, but is effective for all purposes as of November 3, 2008 by and between Joe R. Davis (“Employee”) and Consolidated Graphics, Inc. (“Company”).
WHEREAS, the Employee previously entered into an Acknowledgement and Waiver Agreement on November 3, 2008 substantially identical hereto, and the parties desire to amend same as set forth herein to update the reference to the defined term “Employment Agreement”;
WHEREAS, the Employee has entered into that certain Amended and Restated Employment Agreement with the Company dated effective as of May 22, 2008 (as the same may be amended from time to time, or replaced with and superseded by a subsequent employment agreement, the “Employment Agreement”);
WHEREAS, the Employee has disclosed to the Company’s Board of Directors (“Board”) his intent to potentially purchase shares of the Company’s common stock, $.01 par value per share (“Common Stock”), in the near-future, in one or more open-market or privately negotiated transactions;
WHEREAS, the Board of Directors has authorized in advance the Employee’s purchase of shares of the Company’s Common Stock subject to certain conditions, including, without limitation, obtaining a technical clarification from the Employee that the Employee’s purchases of shares of the Company’s Common Stock are not intended to and shall not constitute a “change in control” under the terms of the Employment Agreement, or under any stock option agreement or other equity-based compensation agreement that the Employee may have with the Company as of the date of this Agreement;
WHEREAS, the Employee is willing to clarify such matters as set forth below.
NOW, THEREFORE, for good and valuable consideration, including the premises above and the agreements below, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Employee hereby acknowledges and agrees with the Company that (i) any purchases of shares of the Company’s Common Stock that the Employee consummates after the effective date of this Agreement that results in the Employee becoming a “person” (as the term “person” is used in Section 13(d)(3) or Section  14(d)(2) of the Securities Exchange Act of 1934, as amended) with beneficial ownership of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors, are not intended to and shall not constitute a “Change in Control” under the terms of the Employment Agreement or under any stock option agreement or other equity-based compensation agreement that the Employee may have with the Company as of the effective date of this Agreement. Similarly, the Employee further acknowledges and agrees that (i) any existing or future grants of equity-based securities by the Company to the Employee that are approved by the Board and/or (ii) a reduction in the number of issued and outstanding shares of the Company’s Common Stock pursuant to a transaction or transactions approved by the Board, which results in the Employee becoming a “person” (as the term “person” is used in Section 13(d)(3) or Section  14(d)(2) of the Securities Exchange Act of 1934, as amended) with beneficial ownership of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors, are not intended to and shall not constitute a “Change in Control” under the terms of the Employment Agreement or under any stock option agreement or other equity-based compensation agreement that the Employee may have with the Company as of the effective date of this Agreement.

Section 2. The Employee hereby forever waives any and all right to claim that a “Change in Control” has occurred under the terms of the Employment Agreement and under any stock option agreement or any other equity-based compensation agreement he may have entered into with the Company as of the effective date of this Agreement based on the occurrence of one or more of the circumstances or events expressly set forth in Section 1 above.
Section 3. No amendment or modification of the terms of this Agreement shall be binding upon either party unless reduced to writing and signed by the Employee and a duly appointed officer of the Company, other than the Employee.
Section 4. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.
Section 5. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.
Section 6. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
Section 7. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.
IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first set forth above.

COMPANY:	EMPLOYEE:

Consolidated Graphics, Inc.

By:	By:
Jon C. Biro, Executive Vice President		Joe R. Davis